Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERD PUBLIC ACCOUNTING FIRM

The Board of Directors

Camtek Ltd.:

We consent to the use of our report dated March 20, 2023, with respect to the consolidated financial statements of Camtek Ltd., and the effectiveness of internal control over financial reporting, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

Somekh Chaikin
Member Firm of KPMG International
Tel Aviv, Israel
April 20, 2023